EXHIBIT 99.1

Medifast, Inc. Announces Fourth Quarter and Fiscal Year 2012 Financial Results

Fourth Quarter Net Revenue Increased 20% to $83.2 Million

Company Reports Fourth Quarter Earnings per Diluted Share of $0.28, Excluding a Non-Recurring $2.0 Million Sales Tax Accrual Net of Tax

Company Introduces Fiscal Year 2013 Revenue and Earnings Guidance

OWINGS MILLS, Md., March 7, 2013 – Medifast, Inc. (NYSE: MED), a leading United States manufacturer and provider of clinically proven, portion-controlled weight-loss products and programs, today reported financial results for the fourth quarter and fiscal year ended December 31, 2012.

“We are pleased with our ability to execute on our strategic initiatives in 2012 as we focused on driving operating efficiencies to maximize profitability long-term. Our team continues to generate improvements throughout our business with double-digit sales increases and higher profitability in Take Shape for Life, Medifast Direct, and the Medifast Weight Control Center and Wholesale Physicians sales channels,” commented Michael C. MacDonald, Medifast’s Chairman and Chief Executive Officer. “In the fourth quarter we generated net revenue at the high-end of our expectations and earnings above our expectations, excluding a $2.0 million sales tax accrual net of tax.”

Mr. MacDonald concluded, “We are optimistic about the full year of 2013 and our ability to drive revenue and earnings growth as we increase expansion into new markets, grow our brand awareness, and continue our ongoing focus to increase operational efficiencies.”

Fourth Quarter 2012 Results

For the fourth quarter ended December 31, 2012, Medifast net revenue increased 20% to $83.2 million from net revenue of $69.6 million in the fourth quarter of the prior year. Each of the Company's three primary distribution channels, Take Shape for Life, Medifast Direct, Medifast Weight Control Centers and Wholesale Physicians, contributed to this year-over-year revenue increase.

Revenue in the direct sales channel, Take Shape for Life, increased 20% to $51.8 million in the fourth quarter of 2012 compared to $43.3 million in the same period last year. Growth in revenue for Take Shape for Life was driven by increased customer product sales as a result of an increase in the number of active health coaches and an increase in the monthly revenue per health coach. The Company ended the fourth quarter with approximately 10,200 active health coaches and the average revenue per health coach per month for the quarter increased 8% to $1,571 compared to $1,452 in the fourth quarter of 2011.

The Company's Medifast Direct channel revenue increased 17% to $18.2 million, compared to $15.6 million in the fourth quarter of 2011. The Company reported a 3.2-to-1 revenue to spend ratio during the fourth quarter of 2012 compared to 2.8-to-1 in the same period last year. The Company continues to achieve a more effective advertising message. Revenues in this channel were driven primarily by targeted customer advertising on-line, across local radio, and by highlighting customer successes in large national publications and on television.

In the fourth quarter, the Medifast Weight Control Centers and Wholesale Physicians channel revenue increased 24% to $13.3 million, due to organic growth from the opening of new corporate and franchise locations throughout the year and a year-over-year improvement in comparable store sales of 4% for centers open greater than one year. The Company had 68 Medifast Weight Control Centers in the comparable store base as of December 31, 2012. The Company ended the fourth quarter with a total of 87 corporate and 35 franchise centers. Going forward, the Company expects to expand the number of franchise locations and continue to enhance the customer experience and profitability at corporate centers.

Gross profit for the fourth quarter of 2012 increased 20% to $62.8 million, compared to $52.3 million in the fourth quarter of the prior year. The Company's gross profit margin increased 30 basis points to 75.5% in the fourth quarter versus 75.2% in the fourth quarter of 2011. Gross margin improvement during the quarter was a result of the Company reducing discounts across all of the Company’s sales channels and a slight improvement in overhead costs as a percentage of sales.

Selling, general and administrative expenses include a sales tax liability of approximately $3.3 million before income tax and $2.0 million after income tax. The focus of sales tax on internet based remote sellers has gained momentum in many states. Because of this, combined with the desire of the Company to create symmetry among all sales channels, they have re-aligned their position to be more consistent with other major internet remote sellers and will now be collecting and remitting sales tax in all states that impose sales or use taxes. In order to mitigate the financial impact on any prior year activity, the company is taking advantage of voluntary disclosure agreements with various states. Selling, general and administrative expenses excluding a non-recurring sales tax accrual of $2.0 million net after tax or $0.14 per diluted share, in the fourth quarter of 2012, increased $5.2 million to $56.0 million versus $50.8 million in the fourth quarter last year. As a percent of net revenue, selling, general and administrative expenses decreased to 67.2% from 73.0% in the fourth quarter of 2011. Reported selling, general and administrative expenses increased $8.4 million to $59.2 million in the fourth quarter of 2012 versus $50.8 million in the fourth quarter last year. As a percent of net revenue, selling, general and administrative expenses decreased to 71.1% from 73.0% in the fourth quarter of 2011.

Operating income, excluding the $2.0 million sales tax accrual net of tax described above was $6.9 million, or 8.2% as a percent of net revenue, compared to $1.5 million, or 2.2% as a percent of net revenue in the fourth quarter of 2011. Operating income as reported was $3.6 million for the fourth quarter of 2012.

The Company had an effective tax rate of 49.6% compared to 19.0% in the fourth quarter of 2011. The increase in the effective tax rate was the result of the recording of a sales tax accrual of $2.0 million net of tax recorded in the fourth quarter. The Company anticipates a tax rate of approximately 33% in the first quarter of 2013.

Net income, excluding the sales tax accrual would have been $3.9 million, or $0.28 per diluted share based on approximately 13.8 million shares outstanding compared to net income of $1.2 million, or $0.08 per diluted share, for the comparable quarter last year. Reported net income in the fourth quarter of 2012 was $1.9 million, or $0.13 per diluted share.

Fiscal Year 2012

For the fiscal year ended December 31, 2012, Medifast reported a net revenue increase of approximately 20% to $356.7 million from net revenue of $298.2 million in 2011. Each of the Company's three primary distribution channels, Take Shape for Life, Medifast Direct, and Medifast Weight Control Centers and Wholesale Physicians, contributed to this year-over-year revenue increase.

Net income for the fiscal year 2012 increased $3.1 million to $21.6 million, or $1.57 per diluted share, excluding two non-recurring items, including a FTC settlement recorded in the second quarter of $3.7 million, or $0.27 per diluted share, and a sales tax accrual of $2.0 million net of tax, or $0.14 per diluted share, in the fourth quarter of 2012. This compares to net income of $18.5 million, or $1.31 per share for the comparable period last year. Reported net income for fiscal year 2012 was $15.9 million, or $1.16 per diluted share.

Balance Sheet

The Company's balance sheet remains strong with stockholders' equity of $90.8 million and working capital of approximately $59.8 million as of December 31, 2012. Cash, cash equivalents, and investment securities for the fourth quarter of 2012 increased $26.2 million to $60.0 million compared to $33.8 million at December 31, 2011.

Outlook

The Company expects first quarter 2013 net revenue to be in the range of $93 to $95 million. Earnings per diluted share are expected to be in the range of $0.32 to $0.35. Due to the Easter holiday, the last business day in the first quarter of 2013 is Thursday, March 28th as compared to Friday, March 30th in the first quarter of 2012.

For fiscal year 2013 the Company expects net revenue to be in the range of $385 to $400 million and earnings per diluted share are expected to be in the range of $1.70 to $1.80 as compared to the 2012 fiscal year.

Conference Call Information

The Company will host a conference call to discuss these results with additional comments and details. The conference call is scheduled to begin today, at 4:30 p.m. ET. The call will be broadcast live over the Internet hosted at the Investor Relations section of Medifast's website at www.choosemedifast.com, and will be archived online through March 21, 2013. In addition, listeners may dial (877) 705-6003.

A telephonic playback will be available from 7:30 p.m. ET, March 7, 2013, through March 21, 2013. Participants can dial (877) 870-5176 to hear the playback and enter passcode 408189.

About Medifast

Medifast (NYSE: MED) is the leading easy-to-use, clinically proven, portion-controlled weight-loss program. The company sells its products and programs via four unique distribution channels: 1) the web and national call centers, 2) the Take Shape For Life personal coaching division, 3) Medifast Weight Control Centers, and 4) a national network of physicians. Medifast was founded in 1980 and is located in Owings Mills, Maryland. For more information, log onto www.MedifastNow.com.

Forward Looking Statements

Please Note: This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of phrases or terminology such as "intend" or other similar words or the negative of such terminology. Similarly, descriptions of Medifast's objectives, strategies, plans, goals or targets contained herein are also considered forward-looking statements. Medifast believes this release should be read in conjunction with all of its filings with the United States Securities and Exchange Commission and cautions its readers that these forward-looking statements are subject to certain events, risks, uncertainties, and other factors. Some of these factors include, among others, Medifast's inability to attract and retain independent Health Coaches and Members, stability in the pricing of print, TV and Direct Mail marketing initiatives affecting the cost to acquire customers, increases in competition, litigation, regulatory changes, and its planned growth into new domestic and international markets and new channels of distribution. Although Medifast believes that the expectations, statements, and assumptions reflected in these forward- looking statements are reasonable, it cautions readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q, and other filings filed with the United States Securities and Exchange Commission, including its current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release.

Investor Contact:

Timothy Robinson	ICR, Inc.
Chief Financial Officer	Katie Turner
ir@choosemedifast.com	(646) 277-1228

MEDIFAST, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
As of December 31, 2012 and 2011

	2012	2011

ASSETS
Current assets:
Cash and cash equivalents	$39,937,000	$14,262,000
Accounts receivable-net of allowance for sales returns and doubtful accounts
of $542,000 and $504,000	2,148,000	1,477,000
Inventory	20,804,000	19,969,000
Investment securities	20,057,000	19,538,000
Income taxes, prepaid	873,000	5,434,000
Prepaid expenses and other current assets	3,296,000	2,251,000
Deferred tax assets	1,460,000	1,055,000
Total current assets	88,575,000	63,986,000

Property, plant and equipment - net	40,109,000	38,852,000
Trademarks and intangibles - net	428,000	1,003,000
Other assets	1,139,000	1,824,000

TOTAL ASSETS	$130,251,000	$105,665,000

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$28,221,000	$18,830,000
Current maturities of long-term debt and capital leases	528,000	1,426,000
Total current liabilities	28,749,000	20,256,000

Other liabilities
Long-term debt, net of current portion	3,113,000	3,337,000
Capital leases, net of current portion	696,000	914,000
Deferred tax liabilities	6,907,000	7,756,000
Total liabilities	39,465,000	32,263,000

Stockholders' Equity:
Preferred stock, $.001 par value (1,500,000 authorized, no shares issued and outstanding)	-	-
Common stock; par value $.001 per share; 20,000,000 shares authorized;
15,525,955 and 15,510,185 issued; 13,721,997 and 13,965,018 issued and outstanding	16,000	16,000
Additional paid-in capital	40,191,000	36,076,000
Accumulated other comprehensive income	553,000	396,000
Retained earnings	76,534,000	60,658,000
Less: cost of 1,608,908 and 1,458,908 shares of common stock in treasury	(26,508,000)	(23,744,000)
Total stockholders' equity	90,786,000	73,402,000

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$130,251,000	$105,665,000

MEDIFAST, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended December 31,		Years Ended December 31,
	2012	2011	2012	2011

Revenue	$83,243,000	$69,572,000	$356,706,000	$298,189,000
Cost of sales	20,439,000	17,239,000	88,671,000	73,693,000
Gross Profit	62,804,000	52,333,000	268,035,000	224,496,000

Selling, general, and administration	59,205,000	50,821,000	244,773,000	197,114,000

Income from operations	3,599,000	1,512,000	23,262,000	27,382,000

Other income
Interest and dividend income, net	74,000	78,000	301,000	319,000
Other income (expense)	(29,000)	(137,000)	895,000	(21,000)
	45,000	(59,000)	1,196,000	298,000

Income before income taxes	3,644,000	1,453,000	24,458,000	27,680,000
Provision for income taxes	(1,779,000)	(284,000)	(8,582,000)	(9,139,000)

Net income	$1,865,000	$1,169,000	$15,876,000	$18,541,000

Basic earnings per share	$0.14	$0.08	$1.16	$1.33
Diluted earnings per share	$0.13	$0.08	$1.16	$1.31

Weighted average shares outstanding -
Basic	13,759,381	13,965,018	13,721,997	13,965,018
Diluted	13,831,940	14,198,495	13,739,824	14,198,495

Medifast, Inc and Subsidiaries
Supplemental Information - Reconcilation of Non-GAAP Financial Measures

	Three Months Ended December 31,		Years Ended December 31,
	2012	2011	2012	2011

Income from operations	$3,599,000	$1,512,000	$23,262,000	$27,382,000
Adjustments
Sales Tax Expense Accrual	3,256,000	-	3,256,000	-
FTC Settlement Expense	-	-	3,700,000	-
Adjusted Income from operations	$6,855,000	$1,512,000	$30,218,000	$27,382,000

	Three Months Ended December 31,		Years Ended December 31,
	2012	2011	2012	2011

Net income	$1,865,000	$1,169,000	$15,876,000	$18,541,000
Adjustments
Sales Tax Expense Accrual	2,026,000	-	2,026,000	-
FTC Settlement Expense	-	-	3,700,000	-
Adjusted net income	$3,891,000	$1,169,000	$21,602,000	$18,541,000

Diluted earnings per share	$0.13	$0.08	$1.16	$1.31
Impact for adjustments	0.15	-	0.41	-
Adjusted diluted earnings per share	$0.28	$0.08	$1.57	$1.31

The weighted-average diluted shares outstanding used in the calculation of theses non-reccurring items are the same as the weighted-average shares outstanding used in the calculation of the reported per share amounts.

Weighted average shares outstanding -
Basic	13,759,381	13,965,018	13,721,997	13,965,018
Diluted	13,831,940	14,198,495	13,739,824	14,198,495